Exhibit 10.46

COGNOVIT PROMISSORY NOTE

For value received, the undersigned, The Guitammer Company, an Ohio corporation (“Guitammer-Ohio”), and The Guitammer Company, a Nevada corporation and parent company to Guitammer-Ohio (collectively, “Makers”), hereby jointly and severally promise to pay to the order of the Walter J. Doyle Trust dated Feb 5, 1992 (“Payee”), whose address is 1970 Jewett Road, Powell, Ohio 43065, the sum of $50,000, with interest on the unpaid principal balance computed from the date of this note until paid in full at a rate equal to the WSJ Prime Rate plus 4.75% (which sum is a rate of 8.00% as of the date of this note), compounded annually. “WSJ Prime Rate” shall mean the rate of interest that the Wall Street Journal publishes from time to time as its “U.S prime rate,” and any change in the WSJ Prime Rate shall be effective with respect to this note immediately as of the date published by the Wall Street Journal. All accrued and unpaid interest on this note shall be payable to Payee on January 3, 2015, and all unpaid principal and all remaining accrued and unpaid interest shall be payable to Payee in full on January 3, 2016 (the “Maturity Date”).

This note may be prepaid in full or in part at any time. Makers shall make a mandatory prepayment of all amounts due under this note in full within two business days of the receipt after January 27, 2014 and prior to April 30, 2014 by either or both of Makers of additional new equity financing that aggregates to at least $500,000 to Makers. This mandatory prepayment obligation shall expire on April 30, 2014 if that $500,000 aggregate amount has not been received by Makers by that date.

All payments and prepayments, if any, under this note shall be made to Payee at the foregoing address in Powell, Ohio, or at such other address as may be designated by the holder of this note to Makers in writing from time to time, and shall be deemed received by Payee as of the first date that such payment is immediately available to Payee in collected federal funds.

Any payment or prepayment on this note shall be applied, first, to the payment of any accrued and unpaid interest, if any, as of the date of receipt and, then, to the principal balance. In all events, this note shall be paid in full by the Maturity Date.

Payee's rights and remedies hereunder are cumulative, and may be exercised together, separately, and in any order. No delay on the part of Payee in the exercise of any such right or remedy shall operate as a waiver. No single or partial exercise by Payee of any right or remedy shall preclude any other further exercise of it or the exercise of any other right or remedy. No waiver or indulgence by Payee shall be effective unless in writing and signed by Payee, nor shall a waiver on one occasion be construed as a waiver of any other occurrence in the future.

This note is secured in part by a certain Patent Pledge Agreement dated as of March 31, 2011 by Guitammer-Ohio in favor of Payee and the Julie Jacobs Trust regarding patents and patent applications of one or both of Makers (the “Pledge”). This note is deemed one of the “Obligations” secured by the Pledge.

Makers hereby assent to the release in whole or in part of any collateral held by the holder of this Note as security for the payment of this Note, and further acknowledge that the holder need not proceed against any collateral held by the holder before proceeding against either of Makers or any endorser of this Note.

If Makers are in default in paying in full any installment of this note when due, or if there is any default under the Pledge, then this note shall automatically bear interest thereafter until this note is paid in full at the rate of the WSJ Prime Rate plus 8.75% per annum from the first date of such default until this note is paid in full, and the entire principal of this note then remaining unpaid, together with all accrued interest, shall, at option of the holder of this note, be immediately due and payable without any further notice or demand.

Makers hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance or default of this note. Makers hereby agree to reimburse the then holder of this note for all expenses of every kind, including reasonable attorneys’ costs and fees, incurred by said holder in connection with the enforcement of the obligations under this note.

Makers hereby each irrevocably authorize any attorney at law to appear for each of Makers in any court in the county where either of Makers resides or signed this note, with or without process, at any time after this note becomes due (by acceleration or otherwise); to waive the issuance and service of process and confess judgment against any or all of Makers in favor of the holder of this note for the amount then appearing due, together with costs of suit, reasonable attorneys’ costs and fees, and interest; and thereupon to release all errors and waive all right of second trial, appeal, and stay of execution; but no judgment against one of Makers shall be a bar to any subsequent judgment against the other of Makers against whom judgment has not yet been taken.

This note was executed and delivered by Makers to Payee in Franklin County, Ohio, as of January 27, 2014, and shall be construed under the laws of the State of Ohio.

THE GUITAMMER COMPANY	THE GUITAMMER COMPANY
an Ohio corporation	a Nevada corporation

By:	By:
Mark A. Luden, President	Mark A. Luden, President

WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE (Sec. 2323.13, O.R.C.).

Maker’s Address
6117 Maxtown Road
Westerville, Ohio 43082
Fax No. 1-815-346-9532